Exhibit 8.1

Deloitte Tax LLP
555 12th Street N.W.
Washington, DC 20004-1207
USA
Tel: 202 879 5600
www.deloitte.com
November 12, 2014
New Remy Corp.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as tax advisor to New Remy Corp., a Delaware corporation (“New Remy”), in connection with (i) the proposed New Remy Merger, as defined and described in the Agreement and Plan of Merger dated as of September 7, 2014 (the “Agreement”) among New Remy, Remy International, Inc., a Delaware corporation, New Remy Holdco Corp., a Delaware corporation (“New Holdco”), New Remy Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Holdco, Old Remy Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Holdco, and Fidelity National Financial, Inc., a Delaware corporation (“FNF”) and (ii) the preparation and filing of New Holdco’s Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended.

We hereby confirm that the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Proxy Statement/Prospectus insofar as it relates to the material United States (“U.S.”) federal income tax consequences of the New Remy Merger to the U.S. holders of New Remy common stock constitutes our opinion as to the material U.S. federal income tax consequences of the New Remy Merger to the U.S. holders of New Remy common stock, subject to the qualifications set forth in such discussion.

Our opinion is based on the facts, assumptions, and representations as to factual matters outlined herein or in the Agreement, representation letters provided to us by FNF(the “Representation Letters”) or in such other documents as we deemed appropriate to review in order to render our opinion. We assume for purposes of this opinion that all facts and representations set forth herein and in the documents described above, and all other documents and the information contained therein, provided to us by or on behalf of New Remy are accurate and correct, and that all documents have been or will be properly executed, timely filed and legally enforceable. Any differences or inaccuracies in such facts or representations could adversely affect our opinion. We have not independently audited or otherwise verified any of these facts or representations.

Member of
Deloitte Touche Tohmatsu Limited

New Remy Corp.
November 12, 2014

Our opinion is based on an analysis of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and other relevant authorities as of the date of this letter, and represents our interpretations of such authorities. The foregoing are subject to change, and such change could have retroactive effect such that our opinion is no longer valid. We have assumed no obligation to update our opinion for changes in facts or law occurring after the date of this letter. Our opinion is only with respect to the specific U.S. federal income tax consequences addressed above and no other federal, state, local or foreign tax matters of any kind were considered.

This opinion is being provided to you solely in connection with the Registration Statement. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Transactions” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours sincerely,

/s/ Deloitte Tax LLP

Deloitte Tax LLP